Exhibit 10.1

EXECUTION COPY

SETTLEMENT AND LICENSE TERMINATION AGREEMENT

THIS SETTLEMENT AND LICENSE TERMINATION AGREEMENT (the “Agreement”) is dated as of the 16th day of February, 2011

AMONG:

ANGIOTECH PHARMACEUTICALS (US), INC., (“Angiotech”)

and

REX MEDICAL, LP (“Rex” and together with Angiotech, the “Parties”).

WHEREAS, Rex and Angiotech entered into a License, Supply, Marketing and Distribution Agreement, dated as of March 13, 2008, as amended (the “License Agreement”), which provided for, among other things, marketing and distribution of the Rex Medical Option Retrievable Vena Cava Filter (“Option”);

AND WHEREAS, the payments and obligations described in the License Agreement include, among other things, an initial up-front license fee payable in accordance with the terms and conditions set forth in Section 6(A) of the License Agreement, milestone payments payable in accordance with the terms and conditions set forth in Section 6(B) of the License Agreement (“Milestone Payments”), and royalty payments payable in accordance with the terms and conditions set forth in Section 6(C) of the License Agreement (“Royalty Payments”);

AND WHEREAS, by letter dated November 11, 2010, Angiotech provided notice to Rex of Angiotech’s intention to cease marketing and distribution of Option effective November 30, 2010 (the “November 11 Letter”);

AND WHEREAS, by letter dated November 15, 2010, Rex responded to the November 11 Letter, claiming that it constituted a material breach and/or an anticipatory material breach of the License Agreement by Angiotech and demanded that Angiotech provide a written retraction of the November 11 Letter by no later than November 16, 2010;

AND WHEREAS, on November 18, 2010, Rex made a demand for arbitration (the “Arbitration”) pursuant to Section 10(B) of the License Agreement, claiming that Angiotech was in material breach of its obligations under the License Agreement (as more fully set forth in the Arbitration demand, the “Arbitration Claims”);

AND WHEREAS, on November 19, 2010, Rex commenced an action against Angiotech in the United States District Court for the Southern District of New York (the “SDNY Action”), seeking a temporary restraining order and preliminary injunction in aid of the Arbitration (as more fully set forth in the Petition for Injunctive Relief Pending Arbitration, the “Injunction Petition”);

AND WHEREAS, on November 19, 2010, United States District Court Judge Colleen McMahon (the “District Court Judge”) entered an Order (the “Temporary Restraining Order”) which, among other things, enjoined Angiotech, on a temporary basis pending a preliminary injunction hearing, from ceasing to market and distribute Option or from otherwise failing to perform its obligations under the License Agreement;

AND WHEREAS, on December 2, 2010, the District Court Judge entered an order (the “Preliminary Injunction”) which, among other things, enjoined Angiotech, on a provisional basis, from ceasing to market and distribute Option or from otherwise failing to perform its obligations under the License Agreement until May 12, 2011 and further directed Angiotech and Rex to endeavour to complete the Arbitration on an expedited basis;

AND WHEREAS, since the entry of the Temporary Restraining order through and including the date hereof, Angiotech contends that it has remained in full compliance with its obligations under the License Agreement;

AND WHEREAS, subsequent to the entry of the Temporary Restraining Order and the Preliminary Injunction, representatives for Angiotech and for Rex engaged in substantial settlement discussions in an effort to resolve the Arbitration Claims;

AND WHEREAS, on January 26, 2011, Rex delivered a Notice of Termination to Angiotech (the “Notice”) alleging Angiotech had materially breached certain of its obligations under the License Agreement;

AND WHEREAS, on January 28, 2011, Angiotech Pharmaceuticals, Inc. and certain of its subsidiaries (the “Debtors”), including Angiotech, commenced a proceeding (the “Canadian Proceeding”) under Canada’s Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended which is pending before the Supreme Court of British Columbia (“Canadian Court”);

AND WHEREAS, on January 30, 2011, Alvarez & Marsal Canada Inc. in its capacity as the duly authorized monitor and court-appointed foreign representative for the Debtors, commenced proceedings under Chapter 15 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”), seeking recognition by the Bankruptcy Court of the Canadian Proceeding as a foreign main proceeding (the “Chapter 15 Cases”) and related relief pending such determination;

AND WHEREAS, subject to the terms and conditions set forth in this Agreement, the Parties are prepared to, inter alia, (i) execute and file a Stipulation of Dismissal, with prejudice (in the form annexed as Exhibit A hereto) with the Court in respect of the SDNY Action; (ii) withdraw any claims that have been or could have been made in the arbitration, and (iii) settle any and all other claims relating to the License Agreement or otherwise that may be advanced by the Parties, any of their present or former shareholders, directors, officers or partners or any other persons or entities having a present or former beneficial interest in Rex or Angiotech or Rex’s or Angiotech’s interests under the License Agreement (collectively with the Arbitration Claims, the “Settled Claims”);

AND WHEREAS, subject to the terms and conditions set forth in this Agreement, including, but not limited to, Canadian Court approval as described below, the Parties wish to enter into this Agreement in order to record and give effect to this settlement;

NOW THEREFORE in consideration of the representations, covenants and mutual promises set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Settlement Amount

The Parties hereby agree and confirm that, in full and final settlement of the Settled Claims, including without limitation the claims asserted or which could have been asserted by the Parties in the SDNY Action and those asserted or which could have been asserted by the Parties in the Arbitration, within five (5) business days of the Effective Date (as defined in paragraph 10 below), Angiotech shall pay to Rex the sum of $1,500,000.00 (the “Settlement Amount”) by wire transfer in accordance with the wire instructions attached as Exhibit C.

2. Termination of the Agreement

a)	Notwithstanding anything to the contrary in the License Agreement (including, without limitation, any minimum transition or notice periods specified in the License Agreement), the Parties agree that the License Agreement shall automatically terminate on March 31, 2011; provided, however, that Rex shall have the unilateral right, in its sole and absolute discretion, to terminate the License Agreement at any time upon written notice to Angiotech (the “Termination Date”).

b)	From the date of this Agreement through (and including) the Termination Date (the “Remaining Term”), the Parties shall continue to perform their respective obligations under the License Agreement provided, however, that (i) Angiotech shall not be required to pay to Rex any further Milestone Payments specified under Section 6(B) of the License Agreement or any Royalty Payments specified under Section 6(C) of the License Agreement attributable to sales of Option that were recorded and accrued prior to January 1, 2011, (ii) within five (5) business days of the Effective Date, Angiotech shall make a Royalty Payment to Rex based upon actual cash receipts collected from customers attributable to sales of Option that are recorded and accrued between January 1, 2011 and the Effective Date, and (iii) for sales of Option that are recorded and accrued after the Effective Date (the “Post-Effective Date Sales”), Angiotech shall pay subsequent Royalty Payments to Rex on a weekly basis based upon actual cash receipts collected during each previous calendar week (the “Weekly Royalty Payments”), with each such Weekly Royalty Payment to be paid on or before Friday of each week, up to and until the week that the last amount receivable relating to Post-Effective Date Sales has been collected. For the avoidance of doubt, it is understood and agreed that Rex shall be entitled to receive, and Angiotech shall calculate said Royalty Payment amounts in accordance with and subject to the terms and conditions of Section 6(C) of the License Agreement with regard to Net Sales that are made during the Remaining Term.

c)	Subsequent to the Termination Date, all of the Parties’ duties and obligations under the License Agreement shall terminate and the Parties shall have no further rights or obligations under the Agreement other than to enforce the terms and conditions of this Settlement Agreement. For the avoidance of doubt, all of Angiotech’s obligations to perform under this Settlement Agreement expressly survive the Termination Date.

d)	Should any Option inventory remain in Angiotech’s custody, possession or control as of the Termination Date, Angiotech shall either destroy said inventory or sell it only to Rex or a subsequent Rex distributee as designated and directed to do so by Rex, at a price and on terms to be agreed upon between the parties at such time (each such sale, a “Post Termination Sale”). For the avoidance of doubt, it is understood and agreed by the Parties that no Royalty Payments shall be owed or paid in connection with any Post-Termination Sale consummated in accordance with this paragraph 2(d).

3. Stipulation of Dismissal/Dismissal of Arbitration/Return of Security

Within one (1) business day after payment of the Settlement Amount, the Parties shall direct their respective attorneys of record to promptly take all steps necessary to (i) vacate the Preliminary Injunction; (ii) cause the $100,000.00 posted by Rex as security for the Preliminary Injunction to be completely refunded to Rex; and (iii) dismiss or withdraw the Arbitration. Thereafter, and in order to dismiss the SDNY Action with prejudice, and without costs or attorneys’ fees to any of the Parties, the Parties shall direct their respective attorneys of record to execute a Stipulation of Dismissal with Prejudice in the form attached hereto as Exhibit A which shall then be filed promptly with the Court provided that Angiotech has complied with its payment obligations under Sections 1 and 2(b) and has complied with its obligations to return the materials set forth in Sections 4(a) and (b).

4. Customer Lists / Other Materials / Non-Solicitation

(a)	Within ten (10) days as practicable, but in no event later than thirty (30) days after the Effective Date, Angiotech shall provide certain materials to Rex as detailed in Exhibit B attached hereto, to the extent in existence and reasonably available.

(b)	Neither Rex, nor any of Rex’s present officers or limited or general partners, or their directors or shareholders, shall directly or indirectly solicit or entice any current employee of or consultant to Angiotech to leave Angiotech and to work for anyone in competition with Angiotech for a period of two years from the Effective Date of this Settlement Agreement. This provision shall not apply to current employees of or consultants to Angiotech who respond to general solicitations or advertisements by Rex.

5. Waiver and Release by Rex Releasors

Subject to and upon the occurrence of the Effective Date, Rex, for itself, its parents, subsidiaries, affiliates, investment funds, heirs, predecessors, successors, assigns, and on behalf of their respective past, present or future directors, officers, partners, members, managing directors, principals, employees, agents, advisors, insurers or attorneys, and on behalf of Rex’s present and former shareholders, directors, officers, partners, predecessors, successors and assigns, and any other persons or entities having a present or former beneficial interest in Rex or its interests under this Agreement (collectively, the “Rex Releasors”), hereby:

(a)	waive, release and surrender the Settled Claims and any and all present or future demands, claims, actions or causes of action, suits and proceedings, and any and all debts, entitlements, sums of money, duties, dues, accounts, bonds, trust claims, counterclaims, covenants, damages, contracts, indemnities, guarantees, claims for contribution, expenses, demands, losses, deprivation, costs (legal and otherwise), interest, judgments and liabilities, executions, liens and other recoveries on account of any indebtedness, liability, obligation, demand or cause of action of whatever nature that the Rex Releasors or any one of them may be entitled to assert against Angiotech, or any of Angiotech’s affiliates or related entities and/or any of such parties’ present, former or future shareholders, directors, officers, partners, representatives, agents or creditors (including its successors, assigns or estates and such estates as hereafter reorganized under applicable law) (collectively, the “Angiotech Released Parties”), whether known or unknown, matured or unmatured, direct, indirect or derivative, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act or omission, transaction, dealing or other occurrence existing or taking place on or prior to the date of this Agreement, whether in law or in equity, whether implied or expressed, by reason of, in connection with or arising out of or relating to the License Agreement, the Settled Claims, the SDNY Action and/or the Arbitration, provided, however, that nothing in this Section 5(a) releases Angiotech from its obligations under this Agreement including, but not limited to Angiotech’s payment obligations during the Remaining Term as set forth in Section 2(b) of this Agreement and Angiotech’s performance obligations under Section 9 of this Agreement;

(b)	undertake, covenant and agree not to make any claim or take or participate in any proceedings (including, without limitation, any action, cross-claim, counterclaim, third party action or application) to pursue or enforce any of the Settled Claims or any other claim in connection with the matters referred to in Section 5(a) hereof, either alone or with any other person, against any other person who would as a result of such claim or proceeding have a claim for contribution or indemnity from any of the Angiotech Released Parties.

(c)	undertake, covenant and agree (i) to not object to, delay, impede or take any other action to interfere with the acceptance or implementation of the proposed recapitalization transaction (the “Recapitalization Transaction”) with certain holders of and/or investment advisors with investment discretion over approximately 85% of the aggregate principal amount of the 7.75% Senior Subordinated Notes due April 1, 2014 issued by Angiotech Pharmaceuticals, Inc. (the “Consenting Noteholders”); and (ii) to not, without prior written consent of Angiotech and the Consenting Noteholders, propose, file, support or vote in favour of any alternative exchange offer, restructuring, workout or plan of compromise or arrangement or reorganization of or for Angiotech or Angiotech Pharmaceuticals, Inc.; and

(d)	undertake, covenant and agree to take any and all reasonable steps to support the implementation of the Recapitalization Transaction, including, without limitation, if solicited, voting in favour of a plan embodying the terms of the Recapitalization Transaction.

6. Waiver and Release by Angiotech Releasors

Subject to and upon the occurrence of the Effective Date, Angiotech, for itself, its parents, subsidiaries, affiliates, investment funds, heirs, predecessors, successors, assigns, and on behalf of their respective past, present and future directors, officers, partners, members, managing directors, principals, employees, agents, advisors, or attorneys , and on behalf of Angiotech’s present and former shareholders, directors, officers, partners, predecessors, successors and assigns and any other persons or entities having a present or former beneficial interest in Angiotech or its interests under this Agreement (the “Angiotech Releasors”), hereby:

(a)	waive, release and surrender the Settled Claims and any and all present or future demands, claims, actions or causes of action, suits and proceedings, and any and all debts, entitlements, sums of money, duties, dues, accounts, bonds, trust claims, counterclaims, covenants, damages, contracts, indemnities, guarantees, claims for contribution, expenses, demands, losses, deprivation, costs (legal and otherwise), interest, judgments and liabilities, executions, liens and other recoveries on account of any indebtedness, liability, obligation, demand or cause of action of whatever nature that the Angiotech Releasors or any one of them may be entitled to assert against Rex, or any of Rex’s affiliates or related entities and/or any of such parties’ present, former or future shareholders, directors, officers, partners, representatives, agents or creditors (including its successors, assigns or estates and such estates as hereafter reorganized under applicable law) (collectively, the “Rex Released Parties”), whether known or unknown, matured or unmatured, direct, indirect or derivative, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act or omission, transaction, dealing or other occurrence existing or taking place on or prior to the date of this Agreement, whether in law or in equity, whether implied or expressed, by reason of, in connection with or arising out of or relating to the License Agreement, provided, however, that nothing in this Section 6(a) releases Rex from its obligations under this Agreement; and

(b)	undertake, covenant and agree not to make any claim or take or participate in any proceedings (including, without limitation, any action, cross-claim, counterclaim, third party action or application) to pursue or enforce any claims in connection with the matters referred to in Section 6(a) hereof, either alone or with any other person, against any other person who would as a result of such claim or proceeding have a claim for contribution or indemnity from any of the Rex Released Parties.

7. No Admission

Each of the Parties agree that the payment and delivery of the Settlement Amount, the settlement of the Settled Claims, the releases effected pursuant to Sections 5 and 6 hereof and/or the execution of this Agreement by the Parties hereto, are not, and shall not be construed as, an admission of liability on the part of any of the Parties hereto or any of the Angiotech Released Parties or Rex Released Parties.

8. Representations and Warranties

Each of the Parties represents and warrants as follows, and acknowledges and confirms that each of the Parties is relying upon such representations and warranties in connection with entering into this Agreement:

(a)	such Party has full capacity and power to enter into this Agreement;

(b)	such Party has sufficient knowledge and experience to evaluate and understand the terms and conditions of this Agreement;

(c)	such Party has conducted its own analysis and made its own decision to enter into this Agreement and has obtained such independent professional advice, including legal advice, in this regard as it deems appropriate;

(d)	such Party has entered into this Agreement voluntarily and without reliance upon any inducement, agreement, condition, representation or warranty from any person whatsoever, save and except as expressly set out herein;

(e)	the execution and delivery of this Agreement by such Party has been authorized by all necessary action; and

(f)	this Agreement constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with the terms hereof.

9. Canadian Court/Bankruptcy Court Approval and Performance of Obligations

Angiotech hereby undertakes and agrees that (i) it shall not repudiate, resiliate or disclaim this Agreement in any insolvency proceeding in the United States of America or Canada, including without limitation the Chapter 15 Cases and the Canadian Proceeding and (ii) shall perform its obligations under this Agreement despite any restructuring, recapitalization or reorganization of Angiotech.

10. Approval Order and Effective Date

To ensure proper authorization hereunder, upon execution of this Agreement by both Parties, Angiotech shall immediately seek an order, in a form reasonably acceptable to Rex, from the Canadian Court approving authority for Angiotech to enter into this Agreement (the “Approval Order”). This Agreement (including, without limitation, the releases contained in paragraphs 5 and 6) shall not be effective unless and until the first business day after entry of the Approval Order (the “Effective Date”). Rex agrees to provide reasonable cooperation, to the extent requested by Angiotech, to procure the Approval Order. Should the Approval Order not be entered by the Canadian Court on or before March 15, 2011, or such later date as may be agreed upon by the parties: (a) none of the terms of this Agreement shall be effective or enforceable, except for Section 2(a) hereof; (b) the Parties will be restored to the litigation positions that they held immediately prior to the execution of this Agreement, and (c) the fact and terms of this Agreement shall not be admissible in ongoing proceedings in the Arbitration or the SDNY Action.

11. Benefit of Agreement

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. The Parties acknowledge and agree that this Agreement is made, inter alia, for the benefit of, and may be relied upon and enforced by, the Angiotech Released Parties and the Rex Released Parties notwithstanding that not all of such parties are signatories hereto.

12. Severability

If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and this Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

13. Currency

Unless otherwise expressly stated otherwise, all dollar amounts in this Agreement refer to United States dollars.

14. Counterparts

This Agreement may be executed in any number of counterparts (by e-mail, facsimile or otherwise), each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce more than one counterpart.

15. Disclosure

The Parties acknowledge and agree that Angiotech may publicly disclose this Agreement following its execution by the Parties, whether as part of Angiotech’s ongoing public disclosure under applicable securities laws and/or regulations, as part of any materials filed in court proceedings to implement the Recapitalization Transaction or otherwise. The terms of the Agreement (including the quantum of the Settlement Amount) shall remain in strict confidence until such time as Angiotech has publicly disclosed this Agreement.

16. Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the matters herein and supersedes all prior agreements, understandings, negotiations and discussions relating to the subject matter hereof. There are no other covenants, agreements, representations, warranties, conditions, whether direct or collateral, express or implied, that form part of or affect this Agreement except as otherwise provided herein. The execution of this Agreement has not been induced by, nor do any of the Parties rely upon or regard as material, any representations, promises, agreements or statements not incorporated into this Agreement. This Agreement shall not be amended, added to or qualified except by written agreement signed by each of the Parties.

17. Further Assurances

The Parties shall do all such things, acting reasonably, and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party to this Agreement shall do, execute and deliver, or shall cause to be executed and delivered, all such further acts, documents, instruments and things as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

18. Forum Selection

Each of the Parties agree that any action or proceeding arising out of or relating to this Agreement must be instituted in the State or Federal courts of New York, waive any objection that it may have now or hereafter to the venue of any such action or proceeding, irrevocably submit to the exclusive jurisdiction of the said courts in any such action or proceeding, agree to be bound by any judgment of the said courts and agree not to seek and hereby waive any review of the merits of any such judgment by the courts of any other jurisdiction.

19. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles.

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IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date first above written.

ANGIOTECH PHARMACEUTICALS (US), INC.

Per:	/s/ K. Thomas Bailey
Name:	K. Thomas Bailey
Title:	Authorized Signatory

I have authority to bind the above named corporation.

REX MEDICAL, LP
By: REX MEDICAL, INC., its General Partner

Per:	/s/ Lindsay L. Carter
Name:	Lindsay L. Carter
Title:	President

I have authority to bind the corporation.